Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contacts:
Robert Jaffe / Roger Pondel
PondelWilkinson Inc.
310.279.5980

BROADWAY FINANCIAL ENTERS DEFINITIVE AGREEMENT WITH HOLDER OF SERIES A PREFERRED STOCK TO EXCHANGE FOR COMMON STOCK

—Agreement, Subject to Various Conditions, Represents Key Step in Recapitalization Process—

Los Angeles, CA – March 26, 2012 – Broadway Financial Corporation (NasdaqCM: BYFC), the holding company of Broadway Federal Bank, f.s.b., today announced it has entered into an agreement, dated March 19, 2012, with the institutional holder of its Series A preferred stock (the “Series A Preferred”) pursuant to which the holder will exchange (the “Exchange”) its Series A Preferred in the Company for new common stock valued at a discount of 50% to the aggregate liquidation preference of approximately $550,000.

The Exchange is subject to various conditions, including the exchange of the Company’s other outstanding series of preferred stock, the placement of new common equity capital, and other conditions. The Exchange is expected to close contemporaneously with the closing of the private placement and the other exchange transactions.

Wayne-Kent Bradshaw, President and Chief Executive Officer of Broadway Financial, said, “The execution of this definitive agreement represents another significant step in our process to recapitalize the Company, raise additional capital, enhance our common equity base and strengthen our operations.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. The Bank offers a variety of residential and commercial real estate loan products and deposit products, including checking, savings and money market accounts, certificates of deposit and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Forward Looking Statements

Certain matters in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, recapitalizing the Company, raising additional capital, enhancing the common equity base and strengthening Bank’s operations. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

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